Exhibit 10.54

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and Mutual Release (“Severance Agreement”) is made by and between Sally Kimble, Executive Vice President, Chief Administrative Officer (hereinafter “Ms. Kimble”) and Franklin Synergy Bank, a Tennessee banking holding company corporation (hereinafter the “Bank”) (and Ms. Kimble and Bank sometimes hereinafter collectively referred to as the “Parties”).

WHEREAS, Ms. Kimble has been an employee of the Bank pursuant to which Ms. Kimble has served as the Executive Vice President, Chief Administrative Officer of the Bank;

WHEREAS, the Bank and Ms. Kimble are parties to that certain Confidentiality, Non-Competition and Non-solicitation Agreement dated January 29, 2014 (the “Non-Compete Agreement”) pursuant to which the Bank and Ms. Kimble have certain obligations to each other following Ms. Kimble’s separation from employment with the Bank;

WHEREAS, Ms. Kimble desires to voluntarily resign her employment to retire; and

WHEREAS the Bank wishes to accept Ms. Kimble’s retirement and resolve any and all issues surrounding the termination of Ms. Kimble’s employment with the Bank in this Severance Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and the terms stated herein, it is mutually agreed between the parties as follows:

1. Separation From Employment. Ms. Kimble’s separation from employment with the Bank is effective on January 15, 2019 (the “Separation Date”), and all obligations between the parties under the Employment Agreement and the Non-Competition Agreement subsequent to Ms. Kimble’s separation will be calculated, applied and interpreted based upon such Separation Date.

2. Cessation of Regular Compensation. The Company will pay Ms. Kimble all earned wages up to her Separation Date. These wages and paid time off payments will be paid through the normal payroll processes, including tax withholding. Except as provided in Section 5(a) of the Non-Competition Agreement, Ms. Kimble shall not be entitled to any additional compensation from the Bank from and after the Separation Date under the Employment Agreement.

3. Non-Compete Agreement. Ms. Kimble’s obligations under Section 4 of the Non-Competition Agreement shall continue until the one year anniversary of Ms. Kimble’s Separation Date. The Company’s obligations to Ms. Kimble pursuant to Section 5 (a) of the Non-Compete Agreement shall continue for the period provided therein so long as Ms. Kimble is not in violation of her obligations under Section 4 of the Non-Compete Agreement; provided, it is understood that the sole payment that the Bank is obligated to pay to Ms. Kimble under the Non-Compete Agreement is the payment referenced in Paragraph 4 herein.. For purposes of paragraphs 3 and 4 hereof, Sections 4 and 5 of the Non-Competition Agreement are incorporated herein in their entirety by reference.

4. Total Severance Payment. In consideration for Ms. Kimble’s obligations under the Non-Competition Agreement, the Company shall pay Ms. Kimble twelve (12) months of Ms. Kimble’s current base pay of $ 209,399.00 less applicable taxes and withholdings. The severance amount less the deductions noted above will be payable to Ms. Kimble in equal bi-monthly installments of $ 8724.96 on the 15th day and the last day of each calendar month commencing January 31, 2019. Additionally, the Company shall pay Ms. Kimble one (1) times the average cash incentive bonus based on the last three (3) years averaged cash incentive bonus pay (which is equal to a total of $5,814.92 less applicable taxes and withholdings) and will be paid in equal bi-monthly installments of $242.29 on the 15th day of the month and the last day of each month beginning on the next regular pay date following Ms. Kimble’s termination of employment.

5. Treatment of Stock Options and Restricted Stock. As a result of Ms. Kimble’s retirement, any unvested awards of options, restricted stock, stock appreciation rights, or other forms of equity compensation or awards shall become fully vested as of Ms. Kimble’s Separation Date regardless of the terms of the 2017 Omnibus Equity Incentive Plan and any Awards and Award Notices (as defined in such plan), and any other documents and plans pursuant to which such award of equity compensation was awarded. Except as described in this Paragraph 4, the Bank has no other payment obligations to Ms. Kimble under the Employment Agreement Non-Compete Agreement or otherwise.

6. Termination of All Fringe Benefits at Separation Date. Ms. Kimble’s coverage under the Bank’s group insurance programs, including medical, dental, vision with cease on January 31, 2019; short term disability, long term disability, executive life and other employee benefit programs will cease as of the Separation Date. Ms. Kimble shall be eligible to continue health insurance coverage for herself and her family through COBRA for as long as otherwise provided under COBRA, and subject to Ms. Kimble’s payment of any required premiums.

7. Release of Age and All Other Claims: Ms. Kimble agrees not to file, pursue or prosecute any suit, charge, complaint, action or claim of any nature whatsoever arising out of Ms. Kimble’s employment with the Bank, its subsidiaries, parent companies, and affiliated companies, or Ms. Kimble’s separation from such employment. Ms. Kimble further hereby individually and collectively, for herself, her estate, agents, attorneys, successors, heirs, executors, administrators, insurers and assignees, irrevocably and unconditionally release and discharge the Bank and its respective related subsidiaries, parent companies, and their respective agents, directors, parent corporations, sister corporations, subsidiary corporations, affiliates, officers, employees, representatives, attorneys, insurers, predecessors and successors (hereinafter collectively referred to as “the Releasees”) from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorney’s fees and cost actually incurred) of any nature whatsoever, in law or equity, whether known or unknown, which Ms. Kimble ever had, or may have had, against Releasees since the beginning of time to the execution of this Severance Agreement.

Claims being released under this Severance Agreement include, but are not limited to, any and all claims against the Releasees arising under any federal, state, or local statutes, ordinances, resolutions, regulations, constitutional provisions and/or common law(s), from any and all actions, causes of action, lawsuits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses of any and every nature whatsoever, both legal and equitable, whether known or unknown, which Ms. Kimble had, has ever had, now has or may have against the Releasees as of the date of execution of this Agreement, including, but not limited to:

(i) any and all claims which were, or could have been, asserted in any lawsuit or administrative action or proceeding;

(ii) any and all claims arising out of Ms. Kimble’s employment by the Releasees and Ms. Kimble’s separation from that employment;

(iii) any and all claims of discrimination or retaliation arising under local, state or federal law including, but not limited to, Title VII of the Civil Rights Act of 1964; 42 U.S.C. §§ 1981, 1981A, 1983 and 1985; the Age Discrimination in Employment Act; the Americans With Disabilities Act; the Federal Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act of 1974; Executive Order 11246; the Tennessee Human Rights Act; each, as amended, and all other such similar statutes, city or county ordinances or resolutions and applicable anti-discrimination laws;

(iv) any and all tort claims including, but not limited to, claims of wrongful termination, constructive discharge, defamation, invasion of privacy, interference with contract, interference with prospective economic advantage, and intentional or negligent infliction of emotional distress and outrage;

(v) any and all contract claims whether express or implied;

(vi) any and all claims for unpaid benefits or entitlements asserted under any Company plan, policy, benefits offering or program except any vested retirement or pension benefits, if any, or as otherwise required by law or preserved in this Severance Agreement; and

(vii) any and all claims for attorneys’ fees, interest, costs, injunctive relief or reinstatement to which Ms. Kimble is, claims to be or may be, entitled.

8. Agreement Not to Sue: In consideration of the Company’s promises, payments and other consideration contained herein, Ms. Kimble hereby further agrees that if any claim referenced herein is filed, pursued, or otherwise prosecuted by Ms. Kimble, individually or collectively, or by any persons or entities, by or through her or on her behalf, individually or collectively, Ms. Kimble waives her rights to relief from such claim, including the right to attorneys’ fees, costs and any and all other relief whether legal or equitable, sought in such claim, and agrees to indemnify and hold Releasees harmless from such claim, including attorneys’ fees and costs. If Ms. Kimble violates this Severance Agreement by suing the Bank or the Releasees, Ms. Kimble agrees that she will pay all costs and expenses of defending against the suit incurred by the Bank or the Releasees. Nothing in this Section 7 will prevent Ms. Kimble from bringing claims against the Bank arising out of a breach of this Agreement.

9. Absence of Claims. Ms. Kimble also acknowledges, represents and warrants that she has not filed or assigned any claims, charges, complaints, or grievances against the Bank.

10. No Unreimbursed Expenses. Ms. Kimble has no outstanding business expenses which she has incurred on behalf of the Bank, and has been fully reimbursed for any previously submitted expenses.

11. Return of Property: Ms. Kimble further acknowledges and agrees that she shall return to the Bank, or its appropriate related and/or subsidiary companies, any and all the Bank property, including but not limited to, keys to the Bank properties, passwords; electronic passwords, documents, handbooks, policies and procedures, client lists, personnel ID’s, all written or electronically recorded materials that Ms. Kimble has in her possession or control concerning information that relates to the business of the Bank, including without limitation, all financial information, budgets, projections, personnel information, insurance records, information relating to any lawsuits, customer information, and all summaries, extracts and notes relating thereto. In addition, Ms. Kimble agrees that neither she nor her attorneys or other agents will keep any originals or copies of the foregoing retained or acquired by Ms. Kimble during or following Ms. Kimble’s employment with the Bank. Ms. Kimble further acknowledges that she will not destroy any information in her custody or possession relating to or belonging to the Bank.

12. Non-Disparagement: In consideration of the Company’s promises, payments and other consideration contained herein, Ms. Kimble further agrees she will not do or say anything that would have the effect of diminishing or damaging the goodwill and good reputation of the Bank, its related or subsidiary companies, officers, directors, employees, or the Bank’s products and services.

13. Cooperation: In consideration of the Company’s promises, payments and other consideration contained herein, Ms. Kimble agrees to cooperate fully and assist the Bank in connection with any current or subsequent legal, administrative or regulatory matter or other proceedings involving the Bank.

14. Advice to Seek Counsel/Time to Consider: Ms. Kimble further acknowledges that the Bank has advised Ms. Kimble that she may consult an attorney of Ms. Kimble’s choosing, at her own expense and that he has been given at least twenty-one (21) calendar days to consider the terms of this Severance Agreement.

15. Revocation Period: Ms. Kimble acknowledges that she has been advised that he may revoke this Severance Agreement at any time during a period of seven (7) calendar days following Ms. Kimble’s execution of it, by notifying the Bank both via email copy and by overnight mail, of her intent to do so. Any revocation must be in writing and received by the Bank by the close of business (5:00 p.m. Central time) of the 7th day after Ms. Kimble has signed the Severance Agreement. As of the close of business of the 7th day, if Ms. Kimble has not previously revoked this Severance Agreement or the waiver of claims contained therein, it will be effective and enforceable.

16. No Admission of Wrongdoing. It is understood and agreed that this Severance Agreement does not and shall not constitute an admission by the Bank or Ms. Kimble that it or she has violated any law or any right of the other.

17. Confidentiality. In consideration of the Company’s promises, payments and other consideration contained herein, Ms. Kimble agrees to hold this Agreement and its terms in confidence and not to disclose or discuss the existence of this Agreement or its contents with anyone, including employees of the Bank and its affiliates, except her attorneys and immediate family members.

18. Severability/Enforcement: Should this Severance Agreement be held invalid or unenforceable, (in whole or in part), with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances. As to any actions or claims which would be released because of the invalidity or unenforceability of this Severance Agreement and Mutual Release, it is agreed that all monies paid hereunder to Ms. Kimble be returned with interest at ten percent (10%) per annum as a prerequisite to bringing or asserting any such claims.

19. Applicable Law: This Severance Agreement shall be construed in accordance with the laws of the State of Tennessee, and its terms shall in all cases be interpreted as a whole, according to its fair meaning, and not strictly for or against either of the Bank or Ms. Kimble.

20. Whole Agreement: The Parties further agree that this Severance Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings between them which have not been fully incorporated by reference into this document. This Severance Agreement may be amended or superseded only by a subsequent writing executed by all Parties.

21. Knowing and Voluntary Agreement: The Parties represent and certify that they have carefully read and fully understand all of the provisions of this Severance Agreement, that they have had ample and adequate opportunity to thoroughly discuss all aspects of this Severance Agreement with legal counsel of their own choosing, that they are voluntarily entering into this Severance Agreement and that no representations have been made other than those set forth explicitly herein.

22. Internal Revenue Code Section 409A: the Bank intends that if any payments and benefits are provided under this Severance Agreement they shall either be exempt from the application of, or comply with, the requirements of Code Section 409A. The Severance Agreement shall be construed in a manner that supports the Bank’s intent to be exempt from or comply with Code Section 409A. Notwithstanding anything in the Severance Agreement to the contrary, the Bank may amend the Severance Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Code Section 409A, provided however that any such amendment will not otherwise modify the material financial terms of this Severance Agreement. Whenever payments under the Severance Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (a) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Severance Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Severance Agreement, and (b) terms used in this Severance Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Severance Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Bank, its Board, its officers, its employees, any of the Bank’s committees nor its or their designees or agents shall be liable to Ms. Kimble or other persons for actions, decisions or determinations made in good faith. If this provision prevents the payment or distribution of any non-exempt deferred compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code Section 409A-compliant “separation from service.” Finally, neither the Bank nor Ms. Kimble shall accelerate the timing of any payment to be made under this Severance Agreement, and neither may defer any payment to a future date, except as may be expressly permitted by regulations issued under IRS Code Section 409A.

I UNDERSTAND AND AGREE THAT THIS SEVERANCE AGREEMENT CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS, INCLUDING KNOWN AND UNKNOWN CLAIMS, WHICH I MIGHT HAVE AS OF THIS DATE.

/s/ Sally Kimble
Sally Kimble

Date:	1/3/19

FRANKLIN SYNERGY BANK

By:	/s/ Richard Herrington
Date:	1/7/19